EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215030) and Form S-8 (Nos. 333-34898, 333-34900, 333-34902, 333-76022, 333-123515, 333-159498, and 333-208060), of our report dated March 15, 2019, relating to the consolidated financial statements and schedule of QuickLogic Corporation, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards, and the effectiveness of internal control over financial reporting of QuickLogic Corporation, appearing in this Annual Report on Form 10-K for the year ended December 30, 2018.

/s/ Moss Adams LLP

San Francisco, California

March 15, 2019